mscincomefund.comMSC Income Fund, Inc. Page 1 Modified Dutch Auction Tender Offer Summary and FAQ’s May 2024 MSC Income Fund, Inc. mscincomefund.com INCOME FUND Exhibit 99(a)(1)(E)

mscincomefund.comMSC Income Fund, Inc. Page 2 Disclaimers MSC Income Fund, Inc. (MSIF or the Company) cautions that statements in this presentation that are forward-looking, and provide other than historical information, involve risks and uncertainties that may impact MSIF’s future results of operations. The forward-looking statements in this presentation are based on current conditions as of May 17, 2024, and include, but are not limited to, statements regarding MSIF’s goals, beliefs, strategies, future operating results and cash flows, operating expenses, investment originations and performance, available capital, payment and the tax attributes of future dividends, the continued repurchase of shares through the Share Repurchase Program and Dutch auction tender offers and shareholder returns. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, the Company can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: the Company’s continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which the Company’s portfolio companies operate; the impacts of macroeconomic factors on MSIF and its portfolio companies’ business and operations, liquidity and access to capital, and on the U.S. and global economies, including impacts related to pandemics and other public health crises, risk of recession, inflation, supply chain constraints or disruptions and changes in market index interest rates; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact the Company’s operations or the operations of the Company’s portfolio companies; the operating and financial performance of the Company’s portfolio companies and their access to capital; retention of the Company’s investment adviser’s key investment personnel; competitive factors; and such other factors described under the captions “Cautionary Statement Concerning Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including the Company’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q. The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. You should read the documents MSIF has filed with the SEC for more complete information about MSIF. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. These materials are also accessible on the Company’s website at www.mscincomefund.com. Information contained on the Company’s website is not incorporated by reference into this communication. The summary descriptions and other information included herein are intended only for informational purposes and convenient reference. The information contained herein is not intended to provide, and should not be relied upon for, accounting, legal or tax advice or investment recommendations. Before making an investment decision with respect to MSIF’s securities, investors are advised to carefully review any applicable offering memorandum and MSIF’s quarterly and annual reports filed with the SEC to review the risk factors described or incorporated by reference therein, and to consult with their tax, financial, investment and legal advisors.

mscincomefund.comMSC Income Fund, Inc. Page 3 MSIF Announces Dutch Auction Tender Offer On May 17, 2024, the Company announced the commencement of a modified Dutch Auction tender offer, its fifth such offer(1), for an aggregate purchase price of not more than $2.0 million of shares of the Company’s common stock • This tender offer supplements the Company’s quarterly share repurchase program to provide an additional liquidity option to shareholders. See pages 4 and 5 for more information. • The tender offer is structured as a “Modified Dutch Auction”. See page 7 for more information. • Shares will be purchased at the lowest per share price at which the Company is able to purchase $2.0 million of shares of common stock. See pages 6 and 8 for more information. • The Company will use a portion of the proceeds from the recent sales of shares of its common stock to Main Street Capital Corporation to buy shares in the offer. See page 7 for more information. • Forms to participate in the tender are available on the Company’s website at https://www.mscincomefund.com/investors/forms. • The offer will remain open until 5:00 p.m. Central Time, June 20, 2024, unless extended or withdrawn. Documents should be submitted to the address below: Mail to: MSC Income Fund, Inc. | P.O. Box 219406 | Kansas City, MO 64121-9406 Overnight: MSC Income Fund, Inc. | 430 W. 7th St. Suite 219406 | Kansas City, MO 64105-1407 (1) The current tender offer follows four previous modified Dutch Auction tender offers initiated on May 15, 2023, August 16, 2023, November 15, 2023 and February 5, 2024.

mscincomefund.comMSC Income Fund, Inc. Page 4 MSIF Announces Dutch Auction Tender Offer This tender offer supplements the Company’s quarterly share repurchase program to provide an additional liquidity option to shareholders • Quarterly tender offers through the share repurchase program are made at net asset value (NAV) using a portion of the proceeds from shares issued through the Company’s dividend reinvestment plan. • These quarterly tender offers have historically been “oversubscribed” and as a result, the Company repurchases shares on a pro-rata basis from tendering shareholders, subject to “odd lot” (1) priority. (1) Accounts holding fewer than 100 shares.

mscincomefund.comMSC Income Fund, Inc. Page 5 MSIF Announces Dutch Auction Tender Offer This tender offer provides an additional near-term liquidity option to supplement the Company’s quarterly repurchase program • The Company has learned through engaging with shareholders that certain shareholders have additional needs for liquidity related to individual circumstances, such as death or disability of the initial holder. The Company believes this Modified Dutch Action tender offer is a mechanism that can provide current liquidity to shareholders who desire such an option. • The Company may consider undertaking additional tender offers, including additional Modified Dutch auction tender offers and tender offers in connection with its quarterly repurchase program, based upon a variety of factors, including the availability of new capital, while it continues to evaluate opportunities for a full liquidity event. • The Company will also continue to evaluate full liquidity opportunities for the Company’s shareholders, such as a listing of the Company’s shares on a national securities exchange with or without a concurrent initial public offering, under such terms and conditions as would be in the Company’s best interests. There can be no assurance when a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that time frame. In making a determination of what type of liquidity event is in the Company’s best interest, the Company may consider a variety of criteria, including investment strategies, portfolio diversification, portfolio performance, its financial condition, potential access to capital as a listed company, market conditions for the sale of its assets or listing of its securities, internal management considerations and the potential for shareholder liquidity.

mscincomefund.comMSC Income Fund, Inc. Page 6 MSIF Announces Dutch Auction Tender Offer Shares will be purchased at the lowest “clearing” price at which the Company is able to purchase $2.0 million of shares (the Clearing Price). Shareholders have the option to: Option 2(a): Tender all shares at a single price per share. By selecting this option, the shareholder is agreeing to sell all shares at the price selected or any higher price that is established as the Clearing Price. Option 2(b): Tender different amounts of shares at different prices. By selecting more than one price, the shareholder is agreeing to sell the specified number of shares indicated at or below the Clearing Price. Option 2(c): Tender all shares at the price determined in the course of the auction. Option 2(c) will give shareholders the greatest chance to have the maximum number of their shares acquired in the tender offer. Selecting this option will have the effect of tendering all shares at the Clearing Price. If shareholders tender more than $2.0 million of shares at the Clearing Price, orders may be pro-rated (1). (1) Subject to the Company’s ability in accordance with the rules promulgated by the SEC to increase the number of shares accepted for purchase in the offer by up to 2% of the Company’s outstanding shares without amending or extending the offer.

mscincomefund.comMSC Income Fund, Inc. Page 7 Frequently Asked Questions Q: What is a “Modified Dutch Auction” and how does it work? A: A Modified Dutch Auction is a type of tender offer whereby the buyer solicits interest among shareholders to sell their shares at a range of prices. The process works in the opposite way as a traditional auction – sellers are asked to bid their desired sale price, resulting in a consensus sale price paid by the buyer. In this scenario, shareholders are being asked to offer to sell their shares to the purchaser at one or more prices. Once the offer period has expired, the buyer determines the Clearing Price that will enable the buyer to purchase shares up to the total amount of the offer. If the offer is oversubscribed at the Clearing Price, the buyer (i) will purchase a pro rata amount from all shareholders selling at that price or (ii) may purchase a limited amount of additional shares for various reasons, including to fully purchase all shares tendered at the Clearing Price (1). See the following page for an example of how the Clearing Price is determined. Q: How will the Company pay for the shares? A: On May 1, 2024, the Company sold shares to Main Street Capital Corporation, the parent company to the Company’s investment adviser, at the price at which the Company issued new shares in connection with reinvestments of the May 1, 2024 dividend in Company shares pursuant to the Company’s dividend reinvestment plan. The Company will use a portion of the proceeds from this and other previous sales of shares to Main Street Capital Corporation to purchase shares in the offer. (1) Subject to the Company’s ability in accordance with the rules promulgated by the SEC to increase the number of shares accepted for purchase in the offer by up to 2% of the Company’s outstanding shares without amending or extending the offer.

mscincomefund.comMSC Income Fund, Inc. Page 8 Frequently Asked Questions Q: What is the Clearing Price and how will it be determined? A: The Clearing Price is the price at which the Company is able to purchase the full tender offer amount. The following table is a hypothetical result of an offer to purchase $2,000,000 of shares at prices from $4.50 to $7.73: In this example, $6.50 is the Clearing Price. The Company would select the price of $6.50 and all tendering shareholders would receive the Clearing Price of $6.50 per share. Because the $6.50 per share price results in the offer being oversubscribed, unless the Company elects to increase the offer amount to fully repurchase all shares tendered at $6.50(1), all tendering shareholders are pro-rated at approximately 87.9% (which is the product of (i) the total purchase offer of $2,000,000 divided by (ii) the total price that meets or exceeds the total offer amount (in this example, $2,275,000)). (1) Subject to the Company’s ability in accordance with the rules promulgated by the SEC to increase the number of shares accepted for purchase in the offer by up to 2% of the Company’s outstanding shares without amending or extending the offer. Number of Shares Tendered Total Total Price at the Applicable Price Shares Price 4.50$ 50,000 50,000 225,000$ 5.00$ 50,000 100,000 500,000$ 5.50$ 75,000 175,000 962,500$ 6.00$ 75,000 250,000 1,500,000$ 6.50$ 100,000 350,000 2,275,000$ 7.00$ 150,000 500,000 3,500,000$ 7.50$ 500,000 1,000,000 7,500,000$ 7.73$ 500,000 1,500,000 11,595,000$

mscincomefund.comMSC Income Fund, Inc. Page 9 Frequently Asked Questions Q: When will the results of the offer, including the Clearing Price, be announced? A: The Company will announce the results of the offer, including the Clearing Price as soon as possible after the expiration date for the offer. Q: If my shares are accepted in the tender offer, when will I receive payment? A: The tender offer will settle promptly after the trade date for the offer. Proceeds being distributed through a custodian or broker dealer may appear in your account several business days after payment has already been remitted. Please contact your custodian or financial professional if you do not see the proceeds from this auction in your account. Q: If I do not participate in this tender offer, what are my other liquidity options? A: Shareholders not participating in this tender offer will continue to be able to participate in the Company’s quarterly share repurchase program and any future tender offers or other full or partial liquidity events offered by the Company. While the Company continues to evaluate opportunities for a full liquidity event, the Company will also endeavor to make additional tender offers available to the extent there is available capital and shareholders continue to express an increased desire for current liquidity, subject to the discretion of the Company’s board of directors.

mscincomefund.comMSC Income Fund, Inc. Page 10 Frequently Asked Questions Q: Will I receive dividends on my shares accepted in the tender offer? A: Shareholders tendering their shares in the tender offer will no longer receive dividends having a record date after the shares are accepted for cash payment. For example, shares repurchased prior to June 28, 2024 will not receive any dividends with a record date on or after June 28, 2024. Q: If I have questions regarding the Modified Dutch Auction or the forms I need to submit in order to participate in the offer, is there someone I can speak to get my questions answered? A: Yes, please contact your financial professional directly or Hines Investor Relations at 888.220.6121 Monday through Friday from 8:00 a.m. to 5:00 p.m. CT. Hours are subject to change due to New York Stock Exchange (NYSE) schedule and holidays. Q: Whom can I contact for general information about the Company? A: Main Street Investor Relations 713-350-6000 investorservices@mscincomefund.com or visit the Company’s website at www.mscincomefund.com